Exhibit 23.5

Consent of Robert A. Stanger & Co., Inc.

We hereby consent to the use of our opinion letter dated June 30, 2011, to Public Storage, as the general partner of Public Storage Partners, Ltd., Public Storage Partners II, Ltd., Public Storage Properties, Ltd., Public Storage Properties IV, Ltd., Public Storage Properties V, Ltd., which is included as Appendix C to the Information Statement, Notice of Action Without a Meeting and Prospectus (the “Information Statement”) and to the references to our firm and such opinion letter in the Information Statement. In giving such consent, we do not acknowledge or admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities Exchange Commission promulgated thereunder (the “Securities Act”), and we do not thereby acknowledge or admit that we are experts with respect to any pat of the Information Statement or any associated Registration Statement under the meaning of the term “expert” as used in the Securities Act.

/s/ Robert A. Stanger & Co., Inc.

July 1, 2011
Shrewsbury, New Jersey